Exhibit 3.5

Execution Version

SECOND AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

OF

ACCELERANT HOLDINGS

Dated December 18, 2024

TABLE OF CONTENTS

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Section 8.15.	Obligations of Parties	15

Section 8.16.	Intended Tax Treatment of Class A Shares, Class B Shares and Class C Shares	16

Article IX	Definitions	16

Section 9.1.	Terms Defined Elsewhere	16

Section 9.2.	Other Defined Terms	16

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SECOND AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

OF

ACCELERANT HOLDINGS

This Second Amended and Restated Shareholders Agreement (as amended from time to time, this “Agreement”) of Accelerant Holdings, a Cayman Islands company limited by shares (the “Company”), dated as of December 18, 2024, is entered into among the Company and the Common Shareholders (in each case, as defined herein), as required by Section 7.14 of that certain Amended and Restated Shareholders Agreement of the Company, dated as of December 28, 2022 (the “Prior Agreement”). Each of the Company, the Common Shareholders and the other parties hereto (and who become a party hereto or have become by execution of a joinder or signature page hereto) is sometimes referred to herein as a “Party” and together as the “Parties.” Certain terms are used in this Agreement as specifically defined herein. These definitions are referred to or set forth in Article VIII hereof.

WHEREAS, upon the Closing, the Company shall issue certain Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares to the Purchasers, pursuant to and in accordance with the Class C Preferred Securities Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company is adopting the Memorandum and Articles of Association, pursuant to which the Common Shareholders and the Preference Shareholders hold Company Securities;

WHEREAS, the Parties (a) deem it in their best interest to amend and restate the Prior Agreement in its entirety, as set forth in this Agreement and (b) desire to enter into this Agreement to set forth additional terms on which the Parties shall hold their Company Securities and which shall govern the relationship among the Parties; and

WHEREAS, this Agreement has been executed by the Company and the requisite Shareholders sufficient to amend and restate the Prior Agreement in accordance with Section 7.14 of the Prior Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PRE-EMPTIVE RIGHTS

Section 1.1. Pre-emptive Rights. Until the consummation of a Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC, the Company shall not issue or sell any Company Securities (or accept any additional capital contributions in any form) (each an “Issuance” of “Subject Securities”) after the date hereof, without first complying with the provisions of this Section 1.1:

1.1.1. Participation Notice. Not fewer than 10 Business Days prior to the consummation of an Issuance, a written notice (the “Participation Notice”) shall be given by the Directors pursuant to Section 8.6 to each Shareholder. The Participation Notice shall include:

(a)

The principal terms of the proposed Issuance, including (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Subject Securities to be included in the Issuance, (iii) the terms (including price per share) of the Subject Securities to be included in the Issuance, and (iv) the Participation Right Percentage of the Issuance for each Shareholder (with respect to each such Shareholder, such Shareholder’s “Participation Portion”); and

(b)

An offer by the Directors on behalf of the Company to issue or cause to be issued, at the option of each Person to which a Participation Notice is required to be given, to such Person such portion of the Subject Securities to be included in the Issuance as may be requested by such Person (not to exceed such Peron’s Participation Portion of the total amount of Subject Securities to be included in the Issuance), at the price and on the economic terms and conditions set forth in the Participation Notice.

1.1.2. Participation Commitment. Each Person desiring to accept the offer contained in the Participation Notice shall send an irrevocable commitment (each, a “Participation Commitment”) to the Directors within 10 Business Days after the effectiveness (in accordance with Section 1.1.1) of the Participation Notice specifying the number (not in any event to exceed the product of such Person’s Participation Portion multiplied by the aggregate number of Subject Securities to be included in the Issuance) or proportion (not in any event to exceed such Person’s Participation Portion) of Subject Securities which such Person desires to be issued (each such Person, a “Participating Buyer”). Each Person that received a Participation Notice that has not so accepted such offer, or that does not comply with Section 1.1.5 (in either case, a “Non-Participating Member”), shall be deemed to have waived all of such Person’s rights with respect to the Issuance under this Section 1.1, and the Directors, on behalf of the Company, shall thereafter, without any further obligation to any Non-Participating Member under this Section 1.1, be free to offer and issue the remaining Subject Securities that were originally offered to any Non-Participating Member that is a Preference Shareholder in such Issuance to the Participating Buyers that are Preference Shareholders pro rata based on the ratio of their respective Participation Portions to the aggregate Participation Portion of all Preference Shareholders on terms (including price per share) not more favorable than the terms set forth in the Participation Notice until there shall be no unsubscribed Subject Securities. If, prior to consummation of such proposed Issuance, the terms of such proposed Issuance shall change with the result that the price shall be less than the price set forth in the Participation Notice or in a way that materially affects the non-economic terms of the proposed Issuance (in favor of the purchasers of the proposed Issuance), the Directors shall be obligated to issue a new Participation Notice and comply again with the terms and provisions of this Section 1.1, prior to consummating such Issuance; provided, however, that in the case of such a new Participation Notice, each applicable period to which reference is made in this Section 1.1 shall be the longer of (a) the remaining portion of the 10 Business Day period applicable to the first Participation Notice distributed in connection with such proposed Issuance or (b) five Business Days.

1.1.3. Acceptance. The Participation Commitment of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the Issuance such number or proportion of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s Participation Commitment.

1.1.4. Failure to Consummate. If, at the end of the 180th day following the date of the effectiveness (in accordance with Section 1.1.1) of the Participation Notice, the Company has not completed the Issuance on the terms and conditions specified in such Participation Notice, each Participating Buyer shall be released from its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 1.1 separately complied with de novo, in order to consummate any Issuance subject to this Section 1.1.

1.1.5. Cooperation. Each Shareholder shall take or cause to be taken all such reasonable actions as may be necessary, reasonably desirable or otherwise reasonably requested by the Directors or the Company in order expeditiously to consummate any applicable Issuance pursuant to this Section 1.1 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Directors, the Company and the Participating Buyers (if any).

1.1.6. Closing. The closing of an Issuance pursuant to this Section 1.1 shall take place at such time and place as the Directors shall specify by written notice to each Participating Buyer in accordance with Section 8.6. At the closing of any Issuance under this Section 1.1, each Participating Buyer shall be delivered the certificates or other instruments, if any, evidencing the Subject Securities to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his, her or its designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

1.1.7. Post-Issuance Compliance. Notwithstanding the foregoing, the Company may proceed with any Issuance prior to having complied with the provisions of this Section 1.1; provided that (a) the Directors shall provide to each Person who would have been entitled to be given a Participation Notice in connection with such Issuance with prompt notice of such Issuance and the Participation Notice described in Section 1.1.1 in which the actual price per Share of Subject Securities shall be set forth; (b) the Directors (on behalf of the Company) shall offer to issue to such Person such number of Subject Securities of the type issued in the Issuance as may be requested by such Person, on the same economic terms and conditions with respect to such Subject Securities as the subscribers in the Issuance received, not to exceed a number of Subject Securities sufficient to permit such Person to acquire, in total, the same percentage of the aggregate number of all securities included in the relevant Issuance effected pursuant to this Section 1.1.7 as such Person would have been entitled to acquire had the Directors proceeded with the relevant Issuance under Section 1.1.2 rather than pursuant to this Section 1.1.7; and (c) the Directors shall keep such offer open for a period of 10 Business Days, during which period, each such Person may accept such offer by sending a written acceptance to the Directors committing to purchase an amount of such securities (not in any event to exceed the Participation Portion that such holder would have been entitled to pursuant to Section 1.1.2 multiplied by the number of Subject Securities included in such Issuance).

1.1.8. No Application. For the avoidance of doubt, the preceding provisions of this Section 1.1 shall not apply to Issuances (a) in connection with any Qualified Initial Public Offering, Qualified Direct Listing, Qualified SPAC or a Change of Control of the Company, (b) in connection with any Approved Reorganization, (c) to a third party buyer in connection with any merger, acquisition or other business combination, (d) to give effect to any equity dividend or distribution, equity split, reverse equity split, subdivision or combination or other similar pro rata recapitalization event affecting any outstanding Shares, (e) to lenders or other similar financial institutions in connection with financing transactions by the Company, (f) pursuant to the Management Incentive Plan, (g) issued or issuable upon the conversion of any Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, (h) in connection with strategic transactions entered into primarily for non-equity financing purposes or (i) in connection with any settlement of any action, suit, proceeding or litigation.

ARTICLE II

CERTAIN INFORMATION

Section 2.1. Information from Shareholders. Each Shareholder agrees to use commercially reasonable efforts promptly to provide the Directors with information about such Shareholder that the Directors reasonably request when necessary to comply with regulatory, legal, tax, AEOI or other requirements related to the business of the Company or the consummation, ownership, or disposal of a Subsidiary Investment.

ARTICLE III

BOARD MATTERS

Section 3.1. Composition.

3.1.1. From the date hereof until Eldridge effects any transfer, assignment, encumbrance or other disposal of any portion of its Class A Convertible Preference Shares or Class A-1 Convertible Preference Shares other than to a Permitted Transferee:

(a)

Eldridge shall have the right to nominate one individual to serve as a Director, and each of the Parties shall take all such actions as are required (including voting all Shares owned thereby) to ensure the election of such designee (such person, the “Eldridge Nominee”);

(b)	the Parties shall take all such actions as may be required to ensure that the number of Directors is not increased beyond nine without the prior written consent of Eldridge; and

(c)

the Parties shall take all such actions as are required to ensure that (i) the Eldridge Nominee at any time serving as a Director is appointed to any committee of Directors that is authorized, (ii) the Eldridge Nominee is entitled to the benefit of the same indemnification rights from the Company (including directors’ and officers’ insurance coverage) as the other Directors (including as provided in Section 48 of the Memorandum and Articles of Association) (provided, however, that nothing herein shall entitle the Eldridge Nominee to indemnification available to any other Director from any other Person other than the Company), and (iii) the Company shall reimburse the reasonable and documented out-of-pocket expenses of the Eldridge Nominee incurred in connection with service as a Director to the same extent and pursuant to the same policies as such expenses are reimbursed to the other Directors (including pursuant to Section 39 of the Memorandum and Articles of Association). Except as set forth in Section 39 of the Memorandum and Articles of Association, the Eldridge Nominee shall not be entitled to receive any compensation for service as a Director other than the indemnification and expense reimbursement contemplated by the immediately foregoing clauses (ii) and (iii).

(d)	The current Eldridge Nominee shall be Todd Boehly.

3.1.2. From the date hereof until the Barings Holders effect any transfer, assignment, encumbrance or other disposal of 25% or more of the total Class B Shares initially purchased by the Barings Holders on the date of the Prior Agreement, other than to a Permitted Transferee:

(a)

the Barings Holders shall have the right to nominate one individual to serve as a Director, and each of the Parties shall take all such actions as are required (including voting all Shares owned thereby) to ensure the election of such designee (such person, the “Barings Nominee”). The current Barings Nominee shall be Michael Freno; and

(b)

the Parties shall take all such actions as are required to ensure that (i) the Barings Nominee at any time serving as a Director is appointed to any committee of Directors that is authorized, (ii) the Barings Nominee is entitled to the benefit of the same indemnification rights from the Company (including directors’ and officers’ insurance coverage) as the other Directors (including as provided in Section 48 of the Memorandum and Articles of Association) (provided, however, that nothing herein shall entitle the Barings Nominee to indemnification available to any other Director from any other Person other than the Company), and (iii) the Company shall reimburse the reasonable and documented out-of-pocket expenses of the Barings Nominee incurred in connection with service as a Director to the same extent and pursuant to the same policies as such expenses are reimbursed to the other Directors (including pursuant to Section 39 of the Memorandum and Articles of Association). Except as set forth in Section 39 of the Memorandum and Articles of Association, the Barings Nominee shall not be entitled to receive any compensation for service as a Director other than the indemnification and expense reimbursement contemplated by the immediately foregoing clauses (ii) and (iii).

Section 3.2. Removal and Replacement of the Eldridge Nominee or the Barings Nominee; Vacancies. For so long as Eldridge or Barings, as applicable, is entitled to nominate the Eldridge Nominee or Barings Nominee, as applicable, pursuant to Section 3.1:

3.2.1. the Parties shall take such actions as are necessary to cause the removal of the Eldridge Nominee or the Barings Nominee, as applicable, as a Director if notified in writing by Eldridge or Barings, as applicable, that it desires such removal;

3.2.2. the Parties shall take such actions as are necessary to cause the removal of the Eldridge Nominee or the Barings Nominee, as applicable, as a Director if the Company notifies Eldridge or Barings, as applicable, in writing that such removal is warranted as a result of Cause; and

3.2.3. the Parties shall take such actions as are necessary to cause any vacancy in the seat held by the Eldridge Nominee or the Barings Nominee, as applicable, whether caused by resignation, death, disqualification, removal, or otherwise, to be filled by a Person to be identified by Eldridge or Barings, as applicable, to the Company in writing.

In the event that Eldridge or Barings, as applicable, becomes ineligible to designate the Eldridge Nominee or the Barings Nominee, as applicable, pursuant to Section 3.1, the then-serving Eldridge Nominee or Barings Nominee, as applicable, shall continue in his or her role as a Director and any applicable committees (subject to removal for cause) until the end of his or her then-current directorship term.

ARTICLE IV

CERTAIN TRANSFER MATTERS

Section 4.1. General Transfer Restrictions.

4.1.1. Until any Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC, no Shareholder shall effect any direct or indirect sale, assignment, swap, encumbrance, pledge, hypothecation, grant of a security interest, mortgage, exchange, giving away, or any other disposal or transfer, in whole or in part, voluntarily or involuntarily, of any Company Securities, whether by operation of law, pursuant to judicial process or otherwise (a “Transfer”) without complying with this Article IV. Other than a Transfer to a Permitted Transferee or pursuant to Section 4.2, Section 4.3, Section 4.4 of Section 6.1, no Shareholder may Transfer any Company Securities without the prior written consent of the Company. No Shareholder shall Transfer to any Person any Company Securities now or hereafter owned by such Shareholder unless the transferee of such Shareholder shall join in this Agreement by executing a joinder agreement in form and substance reasonably satisfactory to the Company (unless such transferee is already subject to this Agreement). The Company may request information from any Shareholder seeking to Transfer its Company Securities or the prospective transferee of such Company Securities, as necessary, in the reasonable determination of the Company, to give effect to the Transfer restrictions described in this Article IV and may reasonably decline to effect any such transaction if complete and accurate information is not received timely as requested. Any purported Transfer not permitted by this Agreement will be void ab initio, and the Company shall not record it on the books and records of the Company. The Parties acknowledge and agree that the transfer restrictions contained herein are reasonable and in the best interests of the Company.

4.1.2. The Company shall not unreasonably withhold, condition or delay any prior written consent requested under Section 4.1.1 by any Barings Holder with respect to any Transfer of its Class C Convertible Preference Shares or its Class C-1 Convertible Preference Shares; provided, however, that the parties hereto agree that it would be reasonable for the Company to withhold consent to any proposed pledge of Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares to a third party that is (in the reasonable discretion of the Board) a distressed debt lender. All rights under Article VII shall terminate, automatically and immediately, in respect of any Class C Convertible Preference Share or Class C-1 Convertible Preference Share acquired by or through any third party pursuant to a foreclosure on a pledge of such Share that is permitted hereunder.

Section 4.2. Drag Along. Until any Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC and subject to Article VII, each Shareholder hereby agrees that if the Board and Common Shareholders holding a majority of the voting power of the Common Shares or, pursuant to Article VII, the Required Class C Shareholders (the “Dragging Shareholders”) approve a Change of Control of the Company (an “Approved Sale”), each Shareholder will be deemed to have provided any applicable consent to and shall raise no objections against such Approved Sale, and, if applicable, each Shareholder shall Transfer in such Approved Sale either (a) all of such Shareholder’s Company Securities, in the event of an Approved Sale involving the Transfer of all of the Company’s outstanding Company Securities or (b) an amount of Company Securities as calculated in accordance with Section 4.2.1, in the event of an Approved Sale involving the Transfer of less than all of the Company’s outstanding Company Securities (the “Drag Along Sale Shares”), in each case, directly or indirectly, to a third party (a “Prospective Buyer”) in the manner and on the terms set forth in this Section 4.2 in connection with such Approved Sale, and shall further comply with this Section 4.2 as follows:

4.2.1. Exercise. If the Dragging Shareholders elect to exercise their rights under this Section 4.2, they shall furnish a written notice (the “Drag Along Notice”) to each Shareholder. The Drag Along Notice shall set forth the principal terms of the proposed Approved Sale (including, if applicable, the terms of any related Transfer) insofar as it relates to Drag Along Sale Shares including, if applicable, (i) the aggregate amount and type of Drag Along Sale Shares (provided that, such amount shall be the same proportion of Company Securities owned by it as are proposed to be Transferred in the Approved Sale by the Dragging Shareholders), (ii) the estimated consideration per respective Shareholder to be received in the proposed Transfer (after giving effect to Section 4.2.2) (provided that, such consideration shall be the same price per share, based on the then-applicable Conversion Rate for Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, approved by the Dragging Shareholders for the Approved Sale) and (iii) the name and address of the Prospective Buyer. If the Company or Dragging Shareholders, as applicable, consummate the proposed Approved Sale to which reference is made in the Drag Along Notice, each Shareholder (each a “Drag Along Seller”) shall be bound and obligated by the terms of such Approved Sale and, if applicable, shall be bound and obligated to Transfer the Drag Along Sale Shares held by such Shareholder in the Approved Sale on substantially the same economic terms and conditions (subject to the other provisions of this Section 4.2), set forth in the Drag Along Notice; provided, that, in the event of an Approved Sale involving the Transfer of fewer than all of the Company’s outstanding Company Securities, each Shareholder shall Transfer a number of Company Securities equal to its pro rata share of the outstanding Company Securities to be Transferred (in the case of the Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares based on the then-applicable Conversion Rate) in connection with such Approved Sale and the relative consideration payable in connection with the Transfer of such Company Securities shall be the pro rata share of the aggregate purchase price for the Approved Sale. The Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares that are subject to the Drag Along Notice shall convert into Common Shares (at the then-applicable Conversion Rate) immediately prior to the consummation of such Approved Sale.

4.2.2. Approval Rights. Each Shareholder hereby acknowledges and agrees that, in connection with an Approved Sale conducted in the manner and on the terms set forth in this Section 4.2, such Shareholder is not entitled to (and hereby expressly waives) any dissenter’s rights, appraisal rights or similar rights under any applicable law.

Section 4.3. Tag Along. Until a Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC, if Shareholders propose to Transfer a majority of the Company Securities (measured assuming conversion of any Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares at such time at the then-applicable Conversion Rate) (“Tag Along Shares” and, such Shareholders, the “Initiating Shareholders”) to a Prospective Buyer in a transaction which is not (A) to a Permitted Transferee or (B) a Transfer in connection with which Dragging Shareholders have elected to exercise their “drag along” rights under Section 4.2 (a “Tag Along Transfer”):

4.3.1. Notice. The Initiating Shareholders shall deliver a written notice (the “Tag Along Notice”) to each other Shareholder (each, a “Tag Along Holder”), at least 10 Business Days prior to such Tag Along Transfer. The Tag Along Notice shall include:

(a)

The principal terms of the proposed Tag Along Transfer insofar as it relates to such Tag Along Shares, including (A) the aggregate amount and type of Tag Along Shares to be purchased from the applicable Shareholder (provided that, such amount shall be the same proportion of Company Securities owned by it as are proposed to be Transferred by the Initiating Shareholders), (B) the fraction, expressed as a percentage, determined by dividing the number of Tag Along Shares proposed to be purchased from the Shareholder by the total number of Tag Along Shares held by such Shareholder (the “Tag Along Transfer Percentage”), (C) the estimated purchase price per Tag Along Share (provided that, such purchase price shall be the same price per share, based on the then-applicable Conversion Rate for Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, as the Initiating Shareholders will receive), (D) the anticipated form of consideration for each such Tag Along Share (provided that, such form of consideration shall be the same as the Initiating Shareholders will receive), (E) the name and address of the Prospective Buyer and (F) the expected closing date for the Transfer; and

(b)

An invitation to each Tag Along Holder to make an offer to include in the Tag Along Transfer to the applicable Prospective Buyer an additional number of issued and outstanding Company Securities held by such Tag Along Holder (in the case of Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, based on the then-applicable Conversion Rate and not in any event to exceed the product of the Tag Along Transfer Percentage multiplied by the total number of Company Securities held by such Tag Along Holder), on substantially the same terms and conditions as the applicable Shareholder shall Transfer each of its Tag Along Shares (but subject to Section 4.4).

4.3.2. Exercise. Within 10 Business Days after the delivery of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include any outstanding Company Securities in the Tag Along Transfer (each a “Tag Along Seller” and, together with the Drag Along Sellers, the “Participating Sellers”) shall furnish a written notice (the “Tag Along Offer”) to the Initiating Shareholders offering to include a number of issued and outstanding Company Securities (in the case of Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, based on the then-applicable Conversion Rate and not in any event to exceed the product of the Tag Along Transfer Percentage multiplied by the total number of Company Securities held by such Tag Along Seller) which such Tag Along Seller desires to have included in the Tag Along Transfer. Each Tag Along Holder who does not timely accept the Initiating Shareholders’ invitation shall be deemed to have waived all of its rights with respect to such Tag Along Transfer, and the Initiating Shareholders and the Tag Along Sellers shall thereafter be free to Transfer to the Prospective Buyer, at a price per respective Company Security no more than the price per Company Security (in the case of Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, based on the then-applicable Conversion Rate) set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder. The Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares that are included in a Tag Along Offer shall convert into Common Shares (at the then-applicable Conversion Rate) immediately prior to the consummation of such Tag Along Transfer.

4.3.3. Irrevocable Offer. The offer of each Tag Along Seller contained in his, her or its Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Tag Along Seller shall be bound and obligated to Transfer in the Tag Along Transfer on substantially the same terms and conditions as the Initiating Shareholders (subject to Section 4.4), up to such number of Company Securities as such Tag Along Seller shall have specified in his, her or its Tag Along Offer; provided, however, that if the principal terms of the Tag Along Transfer change with the result that any price per Company Security shall be less than the price per Company Security set forth in the Tag Along Notice or in a way that materially adversely affects the non-pricing terms of the Tag Along Transfer, each Tag Along Seller shall be permitted to withdraw the offer contained in his, her or its Tag Along Offer and shall be released from his, her or its obligations thereunder.

4.3.4. Reduction of Company Securities Transferred. The Initiating Shareholders shall attempt to obtain the inclusion in the proposed Transfer of the entire number of Company Securities which each of the Initiating Shareholders and the Tag Along Sellers requested to have included in the Tag Along Transfer (as evidenced in the case of the Initiating Shareholders by the Tag Along Notice and in the case of each Tag Along Seller by such Tag Along Seller’s Tag Along Offer). In the event the Initiating Shareholders shall be unable to obtain the inclusion of such entire number of Company Securities in the Tag Along Transfer, the number of Company Securities to be Transferred in the Tag Along Transfer shall be allocated among the Initiating Shareholders and the Tag Along Sellers in proportion, as nearly as practicable, to the total Company Securities owned by each of the Initiating Shareholders and Tag Along Sellers (giving effect to the conversion of all Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, at the then-applicable Conversion Rate), as determined by the Board.

4.3.5. Additional Compliance. If, prior to consummation of any proposed Transfer in connection with which a Tag Along Notice was required to be delivered pursuant to Section 4.3.1, the terms of such proposed Transfer shall change with the result that the price per Tag Along Share to be paid in the proposed Transfer shall be greater than the maximum price per Tag Along Share set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 4.3 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 4.3.

Section 4.4. Miscellaneous for Approved Sale or Tag Along Transfer. The following provisions shall apply to any Approved Sale or Tag Along Transfer to which Section 4.2 or Section 4.3, respectively, applies:

4.4.1. Further Assurances. Each Shareholder, whether in his, her or its capacity as a Participating Seller, Shareholder, manager, employee or officer of the Company, or otherwise, shall take or cause to be taken all such actions as may be necessary, desirable or otherwise reasonably requested by the Company in order to expeditiously consummate each Tag Along Transfer or Approved Sale and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Company, the Dragging Shareholders, the Initiating Shareholders and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence; provided, further, that no Participating Seller in an Approved Sale shall be required to agree to a non-competition or non-solicitation covenant, notwithstanding the Company’s or other Shareholders’ willingness to agree to the foregoing. Subject to the immediately preceding proviso, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Company or the Dragging Shareholders or Initiating Shareholders (as applicable) on terms and conditions no less favorable than those applicable to the other participating Shareholders, including agreements to (a) (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Company Securities and the power, authority and legal right to Transfer such Shareholder’s Company Securities and the absence of any adverse claim with respect to such Company Securities and (ii) be liable without limitation as to such representations, warranties, covenants and other agreements and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiary Companies; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Transfer of Company Securities shall not exceed such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s pro rata portion of the total consideration to be paid in such Transfer by the Prospective Buyer. Each Participating Seller hereby irrevocably constitutes and appoints the officers of the Company and the Dragging Shareholders or Initiating Shareholders (as applicable) with full power of substitution, as such Participating Seller’s true and lawful, agent, representative, and attorneys-in-fact, in such Participating Seller’s name, place and stead, to execute and deliver any and all agreements that such Persons reasonably believe are consistent with Section 4.2 or Section 4.3 and the Persons shall provide a copy of such agreements to such Participating Seller within five Business Days of execution; provided, however, that failure to deliver such documents within such time period shall not impair or affect the validity of such agreements. The foregoing powers of attorney are given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participating Seller. In connection with any Transfer to which this Article IV applies, each Participating Seller (i) appoints the officers of the Company and the Dragging Shareholders or Initiating Shareholders (as applicable) as its representatives to make all decisions in connection with any sale agreement (including the right to resolve any potential indemnification claims or other disputes on behalf of all Shareholders other than individual indemnification claims) and (ii) hereby grants to such Persons an irrevocable proxy coupled with an interest to vote its, his or her Company Securities (which proxy shall be valid and remain in effect until the provisions of Section 4.2 or Section 4.3 expire pursuant to the closing of a Qualified Initial Public Offering, Qualified Direct Listing, Qualified SPAC or a Change of Control) in connection with, or in furtherance of, the exercise by the Company or the Dragging Shareholders or Initiating Shareholders (as applicable) of its rights under Section 4.2 or Section 4.3.

4.4.2. Process. None of the officers of the Company, the Dragging Shareholders or Initiating Shareholders (as applicable) nor any of their respective Affiliates shall have any liability to any Shareholder arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Tag Along Transfer or Approved Sale except to the extent the Company or the Dragging Shareholders or Initiating Shareholders (as applicable) shall have failed to comply with the provisions of this Article IV.

4.4.3. Expenses. All reasonable costs and expenses incurred by the Company, the Dragging Shareholders or the Initiating Shareholders (as applicable), or their respective officers or Affiliates in connection with any proposed Tag Along Transfer or Approved Sale pursuant to this Article IV (whether or not consummated) including all attorneys’ fees and expenses, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be either (i) borne by the Shareholders (including the Dragging Shareholders or the Initiating Shareholders) based upon each Shareholder’s pro rata share such that proceeds from any Transfer or Change of Control will be distributed as if they had been distributed after giving effect to such costs and expenses or (ii) paid by the Company. The reasonable fees and expenses of a single legal counsel representing any or all of the other Participating Sellers in connection with any proposed Tag Along Transfer or Approved Sale pursuant to this Article IV (whether or not consummated) shall be paid by the Company. Any other costs and expenses incurred by or on behalf of any or all of the other Participating Sellers in connection with any proposed Tag Along Transfer or Approved Sale pursuant to this Article IV (whether or not consummated) shall be borne by such Participating Seller.

4.4.4. Closing. The closing of a Transfer or Change of Control to which Section 4.2 or Section 4.3 applies shall take place at such time and place as the Dragging Shareholders or Initiating Shareholders (as applicable) shall specify by notice to each Participating Seller within 30 days after the Tag Along Offer or Drag Along Notice, as applicable, is provided by the Company or the Dragging Shareholders or Initiating Shareholders (as applicable) in accordance with Section 4.2 or Section 4.3. At the closing of such Tag Along Transfer or Approved Sale, each Participating Seller shall, if applicable, deliver any certificates evidencing the Company Securities to be Transferred by such Participating Seller, duly endorsed for Transfer and/or such other instruments of Transfer as the Company or the Dragging Shareholders or Initiating Shareholders (as applicable) may reasonably require, free and clear of any liens or encumbrances, with any necessary Transfer tax stamps affixed, against delivery of the applicable consideration. The delivery of any applicable Transfer documentation under this Section 4.4.4 will be deemed a representation and warranty by the Participating Seller delivering such documentation that: (i) such Participating Seller has full right, title and interest in and to the Company Securities being sold by such Participating Seller; (ii) such Participating Seller has all necessary power and authority and has taken all necessary action to sell the Company Securities being sold by such Participating Seller as contemplated; (iii) the Company Securities being sold by such Participating Seller are free and clear of any and all liens or encumbrances, (iv) there is no adverse claim pending or, to the Participating Seller’s knowledge, threatened, with respect to the Company Securities being sold by such Participating Seller and (v) there are no consents required in connection with, or legal or contractual restrictions on, the Transfer of such Company Securities (other than pursuant to this Agreement, the Memorandum and Articles of Association or applicable securities laws).

ARTICLE V

INFORMATION RIGHTS

Section 5.1. Major Investor Information Rights.

5.1.1. Each Major Investor shall have the right to be provided with copies of (i) monthly, quarterly and annual financial statements of the Company regularly prepared by or for the Company in addition to those provided to all Shareholders pursuant to the Memorandum and Articles of Association and (ii) other financial information that such Major Investors reasonably request from time to time; provided, however, that with respect to this clause (ii) the Company shall not be required to prepare or provide financial information that it does not regularly prepare or provide in the ordinary course of business.

5.1.2. All information received by any Major Investor pursuant to Section 5.1.1, including any Confidential Information, shall be maintained in accordance with Section 8.2.1. The Board may, in its discretion, exclude or redact any information (in whole or part) from any materials to be made available to any Major Investor pursuant to Section 5.1.1 if the Board determines in good faith that such exclusion or redaction is reasonably necessary (i) to preserve attorney-client privilege or other similar privilege, (ii) to reasonably protect against the disclosure of competitively sensitive information, including information regarding a potential acquisition or divestiture by the Company or any of its Subsidiary Companies, or as may be required by applicable law or (iii) to the extent that any Major Investor has requested not to receive certain information in advance of the date the applicable materials are to be made available to such Major Investor.

5.1.3. PFIC Status; QEF Election. The Board shall determine for each taxable year of the Company whether (i) the Company is more likely than not a “passive foreign investment company” as defined in Section 1297 of the Code (a “PFIC”) and (ii) whether the Company owns an equity interest in an entity that is a PFIC. In the event the Board determines that the Company is more likely than not a PFIC or owns an equity interest in a PFIC, the Board shall (A) notify the Shareholders and (B), upon a Shareholder’s reasonable request, provide such Shareholder with information that will enable such Shareholder to timely make and maintain a qualified electing fund election with respect to the Company or such entity, as applicable, pursuant to Section 1295 of the Code. The Board shall use commercially reasonable efforts to provide such information by March 31st of each year, or as soon as reasonably practicable thereafter. For purposes of this Section 5.1.3, the term “owns” shall include both direct ownership and attributed ownership under Section 1298(a) of the Code.

ARTICLE VI

APPROVED REORGANIZATION; REGISTRATION RIGHTS

Section 6.1. Approved Reorganization. Subject to Article 11.1 of the Memorandum and Articles of Association, at any time that the Board and the Common Shareholders holding a majority of the voting power of the Common Shares approve a Reorganization of the Company (an “Approved Reorganization”), all Shareholders shall consent to and raise no objections against the Approved Reorganization. Each Shareholder shall waive, and hereby waives, any dissenter’s rights, appraisal rights or similar rights in connection with such Approved Reorganization and each Shareholder shall agree, and hereby agrees, to contribute, exchange and/or otherwise Transfer his, her or its Company Securities on the terms and conditions approved by the Board and the applicable Common Shareholders, and consent to any other transaction constituting an Approved Reorganization of the Company, and hereby waives preemptive or other similar rights with respect to any share issuance to be effected in connection therewith. All Shareholders and the Company shall take all necessary and desirable actions in connection with the consummation of the Approved Reorganization, including the execution of such agreements and such instruments and other actions reasonably necessary to consummate such Approved Reorganization.

Section 6.2. Registration Rights. In connection with any Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC, the Company shall, or shall take such actions as are required to cause its successor to, enter into a registration rights agreement with the holders of Common Shares (or their successor equity interests into which the Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares, Class C-1 Convertible Preference Shares are converted or exchanged) (the “Conversion Securities”) pursuant to which the holders of such Conversion Securities will receive customary registration rights with respect to such Conversion Securities, including normal exceptions for market conditions, in each case, exercisable after 180 days following the Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC, including (a) two annual demand registration rights (on Form S-3 under the Securities Act or any successor form, if the Company or its successor is then eligible to file such form) for any one or multiple securityholders holding, in the aggregate, at least 10% of the outstanding Company Securities or Equity Securities of its successor (including the Conversion Securities), (b) one annual demand registration right (on Form S-3 under the Securities Act or any successor form, if the Company or its successor is then eligible to file such form) for any one or multiple securityholders holding, in the aggregate, at least 5% but less than 10%, of the outstanding Company Securities or Equity Securities of its successor (including the Conversion Securities), and (c) customary “piggyback” registration rights (including customary priority and cut-back limitations). The Company shall not, and shall cause its successor not to, offer registration rights to any Persons that are senior to, or pari passu with, the registration rights described in this Section 6.2 without the prior written approval of the holders of at least a majority of the Conversion Securities.

Section 6.3. HSR. Prior to the acquisition of securities with the right to vote in elections of Directors (including Common Shares), by any conversion of any Class A-1 Convertible Preference Shares, Class B-1 Convertible Preference Shares or Class C-1 Convertible Preference Shares to Common Shares or by the consummation of any Approved Reorganization, Qualified Initial Public Offering, Qualified Direct Listing, Qualified SPAC or other transaction, that requires the submission of any filings and the observance of a waiting period pursuant to the HSR Act, each such Shareholder (including the “acquiring person” as defined under the implementing regulations of the HSR Act) and the Company shall, as applicable (a) make or cause to be made all filings and submissions required of it or any of the Company Subsidiaries under the HSR Act or other applicable law (which filings and submissions shall seek early termination if made pursuant to the HSR Act and the equivalent, if available, with respect to any such other applicable law), (b) cooperate in good faith with each other, as applicable, with respect to making any filings and submissions under the HSR Act or other applicable law and (c) observe any waiting period required pursuant to the HSR Act or any other applicable law.

ARTICLE VII

EXIT TRANSACTION

Section 7.1. Exit Transaction.

7.1.1. If, as of the eighth anniversary of the Initial Class C Issuance Date, any Class C Shares remain outstanding, the Required Class C Shareholders shall have the right to appoint (subject to compliance with applicable laws and any required regulatory approvals that may be required by law) a majority of the members of a special committee of the Board (the “Transaction Committee”), which Transaction Committee shall be (and hereby is) delegated authority by the Board to (i) have oversight of and pursue a Liquidity Event on behalf of the Company and the Company Subsidiaries, (ii) assume control of the process relating to pursuing a Liquidity Event, in coordination with the Board, including the right to cause the Board or the Company to engage an investment bank of national reputation having experience in the industry in which the Company is engaged and professional legal advisers to assist in pursuing and consummating such Liquidity Event and (iii) subject to Section 7.1.3, exercise the rights of the Dragging Shareholders, and cause the Company to exercise its rights, in each case, set forth in Section 4.2.1.

7.1.2. The Required Class C Shareholders and the Transaction Committee shall use commercially reasonable efforts to maximize the Company’s value for all Shareholders in evaluating potential Liquidity Events, including by taking into account valuation information provided by professional advisors engaged by the Company or the Transaction Committee, as well as any bids received, the identity of potential buyers, deal certainty and other factors. The Required Class C Shareholders shall provide the Company with prompt written notice of any proposed Liquidity Event setting out the nature of the Liquidity Event, the counterparties to the Liquidity Event and the nature and quantum of the consideration to be received by the Shareholders in the Liquidity Event (if any).

7.1.3. For the avoidance of doubt, notwithstanding anything to the contrary, ultimate approval over any Liquidity Event will remain with the Board acting in good faith (subject to compliance with applicable fiduciary duties).

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Indemnification. The Company shall indemnify and hold harmless each Preference Shareholder, its Affiliates and their respective partners, directors, officers, employees, agents and other representatives (collectively, the “Indemnified Parties”) from any and all claims, costs, liabilities or damages incurred thereby based upon, arising out of, or by reason of any third party or governmental claims relating to its direct or indirect status as an investor in the Company; provided, however, that no such claims, costs, liabilities or damages shall be indemnifiable if and to the extent they arise out of the fraud, willful misconduct or gross negligence of any Indemnified Party or are incurred as a result of or in connection with the unique or undisclosed tax or regulatory status of such Indemnified Party.

Section 8.2. Confidentiality.

8.2.1. Unless approved by the Board in writing, or otherwise required by law, regulatory authority or the listing requirements of a securities exchange, each Shareholder shall, and shall cause each of its Affiliates and agents to, maintain the confidentiality of all Confidential Information. “Confidential Information” shall mean, with respect to any Shareholder, all information furnished to such Shareholder under this Agreement or otherwise in its capacity as a Shareholder, other than (i) information generally known to the public or the securities industry (other than as a result of dissemination by such Shareholder or its Affiliates), (ii) information obtained by such Shareholder from a third party who, insofar as known to such Shareholder, is not prohibited from transmitting the information to such Shareholder by a contractual, legal or fiduciary obligation to the Company, or (iii) information already in the possession of such Shareholder prior to its becoming a Shareholder; provided, however, that a Shareholder may disclose Confidential Information to such of its Affiliates and its and their employees, counsel, consultants, accountants and other agents and advisors who need to know such Confidential Information to oversee, manage, and operate the investment in the Company, but only if such persons also agree to maintain the confidentiality of such Confidential Information; provided, further, that a Shareholder that is a fund may disclose Disclosable Information about the Company to its limited partners and their agents who need to know such information to oversee, manage and operate the investment in such Shareholder, but only if such Persons are subject to a written confidentiality obligation sufficient to ensure compliance with this Section 8.2.1 with respect to such information.

8.2.2. In the event that any Shareholder or its Affiliates and agents are required by law or legal process to disclose any Confidential Information, or other facts with respect thereto, such Shareholder shall provide the Company with reasonably prompt oral and written notice, unless notice is prohibited by law, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy.

Section 8.3. Counterparts. This Agreement may be executed in more than one counterpart with the same effect as if the parties executing the several counterparts had all executed one counterpart; provided, however, that the several counterparts, in the aggregate, shall have been executed by all of the Parties. Any Person agreeing in writing to be bound by the provisions of this Agreement shall be deemed to have executed a counterpart of this Agreement for all purposes hereof.

Section 8.4. Consent to Jurisdiction. Unless otherwise agreed by the Parties in writing, each Party:

8.4.1. Irrevocably submits to the exclusive jurisdiction of any federal court in New York, New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or in any way connected to the dealings of any Shareholder or the Company in connection with any of the above;

8.4.2. To the extent not prohibited by applicable law, waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that such Party is not subject personally to the jurisdiction of such court, that such Party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter hereof, may not be enforced in or by such court; and

8.4.3. To the extent not prohibited by applicable law, consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified pursuant to Section 8.6 is reasonably calculated to give actual notice, and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such proceeding any claim that service of process made in accordance with this paragraph does not constitute good and sufficient service of process.

Section 8.5. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, UNLESS OTHERWISE AGREED BY THE PARTIES IN WRITING, EACH PARTY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Any Party may file an original counterpart or a copy of this Section 8.5 with any court as written evidence of the consent of the Parties to the waiver of their rights to trial by jury.

Section 8.6. Notices. Any notice, demand or other communication given to a Party under this Agreement shall be deemed to be given if given in writing (including facsimile or electronic mail transmission) addressed, or sent by facsimile or electronic mail transmission, as provided below (or to the addressee at such other address, electronic mail address or facsimile number as the addressee shall have specified by notice actually received by the addressor), and if (a) actually delivered in fully legible form to such address (evidenced, in the case of delivery by same day or overnight courier, by confirmation of delivery from the courier service making such delivery), (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid, and (c) in the case of any notice, demand or other communication sent by facsimile or electronic mail transmission shall be deemed to have been given on the day such transmission shall have been sent if sent at or prior to 5:00 p.m. on the date of transmission and on the next succeeding Business Day if sent thereafter to such Party at its address, electronic mail address or facsimile number set forth on its respective signature page to this Agreement. Section 8 and 19(3) of the Electronic Transaction Law (2003 Revision) of the Cayman Islands shall not apply to this Agreement.

Section 8.7. Waiver of Partition. Each Shareholder hereby waives any rights to partition of Company property.

Section 8.8. Successors. This Agreement shall be binding on the executors, administrators, estates, heirs, legal representatives, successors and assigns of the Parties.

Section 8.9. Entire Agreement. This Agreement and the Memorandum and Articles of Association constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings pertaining thereto. To the extent any of the terms set forth in this Agreement conflict with the Memorandum and Articles of Association, the provisions of this Agreement shall control as among the Parties. Notwithstanding the provisions of this Agreement, it is hereby acknowledged and agreed that the Company, without the approval of any Shareholder or any other Person, may enter into a side letter or similar agreement (an “Other Agreement”) to or with a Shareholder which has the effect of establishing rights under, or altering or supplementing the terms of (in a manner that may be materially favorable to such Shareholder), this Agreement with respect to the parties thereto. The parties hereto agree that any terms contained in an Other Agreement to or with a Shareholder shall govern with respect to such Shareholder notwithstanding the provisions of this Agreement.

Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Cayman Islands without giving effect to any conflict or choice of law provisions that would make applicable the substantive law of any other jurisdiction.

Section 8.11. Legal Counsel. Accelerant Holding LP and the Company have engaged Sidley Austin LLP and Maples and Calder (Cayman) LLP as legal counsel to Accelerant Holding LP and the Company. Sidley Austin LLP has not been engaged by Accelerant Holding LP to protect or represent the interests of any other Shareholder (other than any such Shareholders which are affiliated with Accelerant Holding LP or with direct or indirect beneficial owners of Accelerant Holding LP) vis-à-vis the Company, Accelerant Holding LP or the preparation of this Agreement and no other legal counsel has been engaged by Accelerant Holding LP or the Company to act in such capacity. Each Party: (i) acknowledges that actual or potential conflicts of interest exist among the Parties, that such Party’s interests will not be represented by legal counsel unless such Party engages counsel on its own behalf, and that such Party has been afforded the opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement; and (ii) acknowledges that the approvals, acknowledgments and waivers made by such Party pursuant to this Section 8.11 do not reflect or create a right under this Agreement on the part of such Party to approve Accelerant Holding LP’s selection of legal counsel to Accelerant Holding LP or the Company.

Section 8.12. Severability of Provisions. Each provision in this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 8.13. Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of any Party, any legal or equitable right, benefit or remedy of any nature whatsoever under the Contracts (Rights of Third Parties) Act (As Revised) or by reason of this Agreement. Notwithstanding any other term of this Agreement, the consent of any Person who is not a party to this Agreement is not required for any variation of, amendment to, or release, rescission, or termination of, this Agreement.

Section 8.14. Amendments. Except for Section 8.1, this Agreement may be amended, or any provision of this Agreement may be waived, only if set forth in a writing executed by the Company and the Common Shareholders holding a majority of the voting power of the Common Shares; provided, however, that no amendment to this Agreement shall disproportionately adversely affect any Preference Shareholder, as applicable, without the prior written consent of such Person and any amendment to Section 8.1 shall require the consent of the Required Class A Shareholders, the Required Class B Shareholders, or the Required Class C Shareholders, as applicable. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

Section 8.15. Obligations of Parties. Each Party agrees to exercise all such Party’s rights and powers to give effect to this Agreement and the Memorandum and Articles of Association and to cause the Company to, and the Company agrees that it will, conduct its proceedings in accordance with this Agreement and the Memorandum and Articles of Association.

Section 8.16. Intended Tax Treatment of Class A Shares and Class B Shares. The Preference Shareholders and the board of Directors intend for the Class A Shares and Class B Shares to be treated as common stock that does not constitute “preferred stock” within the meaning of Section 305 of the Code.

ARTICLE IX

DEFINITIONS

Section 9.1. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated in the table below.

Term	Defined in
Agreement	Introduction
Approved Reorganization	Section 6.1
Barings Nominee	Section 3.1.2(a)
Company	Introduction
Confidential Information	Section 8.2.1
Conversion Securities	Section 6.2
Drag Along Notice	Section 4.2.1
Drag Along Sale Shares	Section 4.2
Drag Along Seller	Section 4.2.1
Dragging Shareholders	Section 4.2
Eldridge Nominee	Section 3.1.1(a)
Indemnified Parties	Section 9.1
Initiating Shareholders	Section 4.3
Issuance	Section 1.1
Non-Participating Member	Section 1.1.2
Other Agreement	Section 8.9
Party	Introduction
Participating Buyer	Section 1.1.2
Participating Seller	Section 4.3.2
Participation Commitment	Section 1.1.2
Participation Notice	Section 1.1.1
Participation Portion	Section 1.1.1(a)
PFIC	Section 5.1.3
Prior Agreement	Introduction
Prospective Buyer	Section 4.2
Subject Securities	Section 1.1
Tag Along Holder	Section 4.3.1
Tag Along Notice	Section 4.3.1
Tag Along Offer	Section 4.3.2
Tag Along Seller	Section 4.3.2
Tag Along Shares	Section 4.3
Tag Along Transfer	Section 4.3
Tag Along Transfer Percentage	Section 4.3.1(a)
Transfer	Section 4.1.1

Section 9.2. Other Defined Terms. The following terms shall have the meanings specified:

“AEOI” means (i) FATCA as enacted in the United States and similar financial account information reporting and/or withholding tax regimes enacted in any other jurisdiction, (ii) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (iii) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement between the Cayman Islands (or any Cayman Islands government body) and any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in the foregoing clauses (i) and (ii); and (iv) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the foregoing clauses (i) through (iv).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to Persons that are individuals, also means the parents, grandparents, children, grandchildren and spouse of such individual, and trusts established for the benefit of any of the foregoing; provided, however, that the Company shall not be an “Affiliate” of any Shareholder for purposes of this Agreement and no Shareholder shall be an “Affiliate” of any other Shareholder simply by virtue of the fact that they each own Company Securities.

“Barings” means Barings LLC.

“Barings Holders” means Barings BDC, Inc., Barings Capital Investment Corporation, Barings Private Credit Corporation, Barings Global Special Situations Credit Fund 4 (Delaware), L.P., Barings Capital Solutions Perpetual (DE) Series LLC, Barings Capital Solutions Perpetual (LUX) Series LLC, Barings Capital Solutions Perpetual Fund (CA), L.P., Barings Finance LLC, Barings SPDF 1 Series LLC—Series A, CELF SPV LLC, Barings Global Special Situations Credit 4 (LUX) S.a.r.l. and Martello Re Limited, and their Permitted Transferees, and their successive Permitted Transferees.

“Board” has the meaning set forth in the Memorandum and Articles of Association.

“Business Day” means any day on which commercial banks in New York City, New York are open and conducting regular business.

“Cause” shall mean any one or more of the following: (a) commission of an act constituting a misdemeanor involving moral turpitude or any felony under the laws of the United States or any foreign jurisdiction or any state or political subdivision thereof (or the equivalent thereof in jurisdictions that do not have misdemeanor and felony designations), (b) commission of any act or omission on behalf of the Company that constitutes fraud, or (c) engagement in any act of sexual harassment or other unlawful harassment, discrimination, retaliation, or similar conduct that is prohibited by applicable law or the policies of the Company.

“Change of Control” of a Person means (i) the acquisition by any third Person of more than fifty percent (50%) of such Person’s stock, membership interest or similar ownership interest in a transaction or series of related transactions; (ii) the sale, license, lease or transfer of all or substantially all of such Person’s assets to a third Person, whether through a single transaction or series or related transactions; or (iii) any merger, consolidation or reorganization to which such Person is a party and as to which such Person is not the surviving entity or the sole owner of the surviving entity.

“Class A Convertible Preference Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Class A Shareholder” has the meaning set forth in the Memorandum and Articles of Association.

“Class A Shares” means the Class A Convertible Preference Shares and the Class A-1 Convertible Preference Shares.

“Class A-1 Convertible Preference Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Common Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Class B Convertible Preference Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Class B Shareholder” has the meaning set forth in the Memorandum and Articles of Association.

“Class B Shares” means the Class B Convertible Preference Shares and the Class B-1 Convertible Preference Shares.

“Class B-1 Convertible Preference Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Class C Convertible Preference Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Class C Preferred Securities Purchase Agreement” means that certain securities purchase agreement, dated as of December 18, 2024, by and among the Company and the purchasers party thereto.

“Class C Shareholder” has the meaning set forth in the Memorandum and Articles of Association.

“Class C Shares” means the Class C Convertible Preference Shares and the Class C-1 Convertible Preference Shares.

“Class C-1 Convertible Preference Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Closing” has the meaning set forth in the Class C Preferred Securities Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shareholder” has the meaning set forth in the Memorandum and Articles of Association.

“Company Securities” means the Shares and any other Equity Securities of the Company.

“Company Subsidiaries” has the meaning set forth in the Memorandum and Articles of Association.

“Conversion Rate” has the meaning set forth in the Memorandum and Articles of Association.

“Director” has the meaning set forth in the Memorandum and Articles of Association.

“Disclosable Information” means, with respect to each Shareholder, (a) the name, address and vintage of the Company, (b) the amount of such Shareholder’s aggregate capital contributions to the Company, (c) the net asset value of such Shareholder’s interest in the Company, (d) the amount of distributions that have been made to such Shareholder by the Company, (e) such ratios and performance information calculated by such Shareholder using the information in clauses (b) through (d) above, including the ratio of net asset value plus distributions to contributions (i.e., the “multiple”), and (f) such Shareholder’s internal rate of return with respect to its investment in the Company.

“Eldridge” means Eldridge Accelerant Funding, LLC.

“Equity Securities” has the meaning set forth in the Memorandum and Articles of Association.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereunder, any agreement entered into thereunder and any applicable law implementing an intergovernmental agreement or approach thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial Class C Issuance Date” means December 18, 2024.

“Liquidity Event” means any (a) Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC or (b) Change of Control.

“Major Investor” means (a) any Class A Shareholder who, together with its Affiliates, has made aggregate capital contributions equal to at least $10,000,000.00 to the Company, for so long as each such Class A Shareholder, together with its Affiliates, continues to own at least 10% of the Class A Convertible Preference Shares and Class A-1 Convertible Preference Shares (or their converted equivalent in Common Shares) initially issued to such Class A Shareholder and its Affiliates and (b) any Class B Shareholder who, together with its Affiliates, has made aggregate capital contributions equal to at least $25,000,000.00 to the Company, for so long as each such Class B Shareholder, together with its Affiliates, continues to own at least 50% of the Class B Convertible Preference Shares and Class B-1 Convertible Preference Shares (or their converted equivalent in Common Shares) initially issued to such Class B Shareholder and its Affiliates.

“Management Incentive Plan” means a management incentive plan adopted by the Board from time to time, not to exceed 10% of the Company Securities that, in any event, includes a minimum participation threshold of $3,864,344,418.

“Memorandum and Articles of Association” means the Third Amended and Restated Memorandum and Articles of Association of the Company, as amended or amended and restated from time to time.

“Participation Right Percentage” means, with respect to each Shareholder, the percentage equal to a fraction of which (i) the numerator is the number of Common Shares that are, as of any measuring time, held by such Shareholder plus the number of Common Shares that would be, as of such measuring time, held by such Shareholder assuming conversion of all Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares then held by such Shareholder at the then-applicable Conversion Rate and (ii) the denominator is the aggregate number of Common Shares outstanding as of such measuring time plus the number of Common Shares that would be outstanding as of such measuring time assuming conversion of all Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares, Class C-1 Convertible Preference Shares then outstanding at the then-applicable Conversion Rate.

“Permitted Transferee” means (a) with respect to any Shareholder that is not an individual, an Affiliate of such Shareholder or (b) with respect to any Shareholder that is an individual, (i) the spouse, parents, siblings or lineal descendants of such Shareholder or a corporation, limited liability company, limited partnership or trust established for the benefit of such Shareholder or any of the foregoing relations thereof; or (ii) any transferee receiving Company Securities of such Shareholder by will, intestacy laws or the laws or descent or survivorship; provided, however, that, in each case, such transferee shall execute a joinder in accordance with Section 4.1 pursuant to which it shall agree to be bound by the terms of this Agreement as a Shareholder.

“Person” means any individual or any business, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other enterprise.

“Preference Shareholders” means any Class A Shareholder, Class B Shareholder or Class C Shareholder.

“Purchasers” has the meaning set forth in the Class C Preferred Securities Purchase Agreement.

“Qualified Direct Listing” has the meaning set forth in the Memorandum and Articles of Association.

“Qualified Initial Public Offering” has the meaning set forth in the Memorandum and Articles of Association.

“Qualified SPAC” has the meaning set forth in the Memorandum and Articles of Association.

“Reorganization” means any reorganization or recapitalization of the Company or exchange of Company Securities that substantially preserves the relative governance and economic terms of the Shareholders vis-à-vis each other and does not impose any disproportionately adverse tax impact on any Shareholder that owns greater than 2% of the equity value of the Company on a fully diluted basis without the consent of any such Shareholder.

“Required Class A Shareholders” has the meaning set forth in the Memorandum and Articles of Association.

“Required Class B Shareholders” has the meaning set forth in the Memorandum and Articles of Association.

“Required Class C Shareholders” has the meaning set forth in the Memorandum and Articles of Association.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Shareholders” means, collectively, the Preference Shareholders and the Common Shareholders.

“Shares” has the meaning set forth in the Memorandum and Articles of Association.

“Subsidiary Company” has the meaning set forth in the Memorandum and Articles of Association.

“Subsidiary Investments” has the meaning set forth in the Memorandum and Articles of Association.

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IN WITNESS WHEREOF, the parties to this Agreement have executed the same as a deed on the date first above set forth in one or more separate counterparts each bearing the signature of one or more Party.

COMPANY		ADDRESS

ACCELERANT HOLDINGS		Accelerant Holdings Maples Corporate Services Limited of P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands
By:	/s/ Jeff Radke
Name: Jeff Radke
Title: Director

COMMON SHAREHOLDERS

ACCELERANT HOLDINGS LP		Accelerant Holdings LP Maples Corporate Services Limited of P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands
By:	/s/ Jeff Radke
Name: Jeff Radke
Title: Director

[Signature Page to Second Amended and Restated Shareholders Agreement]